EXHIBIT 10.78
Deed Poll of Indemnification
Dated 14 January 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Deed Poll of Indemnification
(Closures and Evergreen — Hong Kong)

THIS DEED POLL OF INDEMNIFICATION (the “Deed Poll”) is made on 14 January 2011
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), each Hong Kong Guarantor (as defined below) is a guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”), including, without limitation, by:
(a)	providing a guarantee and/or security (as applicable) with respect to the senior secured credit agreement dated as of November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG, as amended by (i) Amendment No. 1, dated as of January 21, 2010, (ii) an amendment and assumption agreement dated as of May 4, 2010, (iii) an amendment and assumption agreement dated as of September 30, 2010 and (iv) each guarantor joinder entered into from time to time (the “Senior Secured Credit Facilities”);
(b)	providing a guarantee and/or security (as applicable) with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated November 5, 2009 (the “2009 Notes”); and
(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in aggregate principal amounts of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “2010 Secured Notes”),
(the Senior Secured Credit Facilities, the 2009 Notes and the 2010 Secured Notes being together, the “Existing Secured Indebtedness”);
(d)	providing a guarantee with respect to certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due

2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007, (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 and (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 ((i), (ii), (iii) and (iv) are together, the “Existing Notes”); and
(e)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
B.	It is currently intended that additional debt will be incurred in order to, without limitation, (i) repay some or all of the debt incurred pursuant to the Senior Secured Credit Facilities and/or (ii) increase the amount of cash available to certain members of the Reynolds Group, including, without limitation, for general corporate purposes, to pay fees and/or expenses in connection with the Transactions (as defined below) and/or to fund future acquisitions.
C.	In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended. Each Hong Kong Guarantor (as defined below) may, among other things, be required to do some or all of the following:
(a)	provide a guarantee in respect of the issue of new senior unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), and enter into a purchase agreement and registration rights agreement relating to the New Unsecured Notes;
(b)	provide a guarantee and security in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”) which will be secured on a pari passu basis with the security granted by each Hong Kong Guarantor in respect of the Existing Secured Indebtedness, and enter into a purchase agreement and registration rights agreement relating to the New Secured Notes;
(c)	publish offering documents in respect of the New Secured Notes and the New Unsecured Notes, together with entering into agreements relating to both the underwriting of those notes by the initial note purchasers and the future registration of those notes (and consequent tender offer) with the US Securities Exchange Commission;
(d)	in addition to (whether contemporaneously or otherwise), or instead of, the issue of the New Secured Notes and/or the New Unsecured Notes, enter into an amendment and/or restatement agreement relating to the Senior Secured Credit Facilities to (i) allow for the incurrence of additional indebtedness (the “Additional Bank Debt”) that will be incurred to repay some or all of the existing tranches of debt under the Senior Secured Credit Facilities, or into which some or all of the existing tranches of debt under the Senior Secured Credit Facilities will be converted or rolled over, (ii) reflect any repayment of debt made from the proceeds of the Additional Bank Debt, the New Unsecured Notes and/or the New Secured Notes and/or (iii) any amendments that are agreed with the Lenders (as defined therein) to update certain of the commercial terms, including, without limitation, relating to pricing, maturity and commercial and financial covenants (the “Amendment Agreement”);
(e)	provide certain affirmations, re-affirmations and/or confirmations that its guarantees currently in place in respect of the Existing Secured Indebtedness continue in full force and effect notwithstanding the Transactions (as defined below) and extend to the New Secured Notes;
(f)	provide any amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second or third ranking) in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness; and/or
(g)	enter into such amendments, supplements, joinders or other documents in connection with the Intercreditor Arrangements to the extent required as may be necessary to give effect to the proposed new structure, together, the “Transactions”. The documents relating to the Transactions are collectively, the “Transaction Documents”.
D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Deed Poll in favour and for the benefit of each Indemnitee.

THIS DEED POLL WITNESSES as follows:
1.	Definitions
“Hong Kong Guarantors” means Closure Systems International (Hong Kong) Limited and Evergreen Packaging (Hong Kong) Limited, each a company formed under the laws of Hong Kong.
“Indemnitee” means each person listed in the Schedule to this Deed Poll.
2.	Indemnification
RGHL shall indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of the Hong Kong Guarantors in his or her capacity as a director of the Hong Kong Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification
Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
(a)	to the extent that such indemnification is not permitted by applicable laws; or
(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or
(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy; or
(d)	to the extent that payment has or will be made to the relevant Indemnitee by the Hong Kong Guarantors or any affiliate of RGHL otherwise than pursuant to this Deed Poll.
4.	Indemnification Procedure
4.1	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. Subject to clause 4.2, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

4.2	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.
5.	Severability
If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law
This Deed Poll shall be governed by and its provisions construed in accordance with English law.
7.	Amendments
No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.
8.	Termination
This Deed Poll shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the Hong Kong Guarantors; and
(b)	the date on which all obligations of the Hong Kong Guarantors of which that Indemnitee is a director in respect of the Transaction Documents are expired, terminated or released.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited

/s/ Gregory Cole
Name:	Gregory Cole

/s/ [ILLEGIBLE]
Signature of witness

/s/ Analyst
Occupation

/s/ Auckland
City of Residence

Schedule
List of Indemnitees
•	Victor Lance Mitchell

•	Paul Donald Thomas

•	Ricardo Felipe Alvergue

•	Malcolm Peter Bundey